Filed Pursuant to Rule 433

Registration No. 333-165884

June 7, 2010

DARA BioSciences to Present at Sidoti & Company 2010 Semiannual Micro-Cap

Conference and OneMedForum 2010 New York Conference

Raleigh, NC, June 7, 2010 – DARA BioSciences, Inc. (NASDAQ: DARAD) announced today that Richard A. Franco, R.Ph., Chief Executive Officer and President, is scheduled to present at the Sidoti & Company 2010 Semiannual Micro-Cap Conference being held in New York City on June 25, 2010. DARA’s presentation is scheduled for 10:40 a.m. ET at the Grand Hyatt New York, located at 109 East 42nd Street at Grand Central Terminal.

Investors will also be able to arrange one-on-one meetings with Richard Franco in advance. The exclusive event is available to on-site attendees only. For additional information or to schedule a one-on-one meeting with DARA at this event, please contact Kevin McGrath at kevin@cameronassoc.com/212 245 4577 or Lynn Orenstein at lorenstein@sidoti.com/212 453 7031.

Richard Franco will also be presenting at the OneMedForum 2010 New York Emerging Company Finance Conference. DARA’s presentation is scheduled for Wednesday, June 30 at 10:20 a.m. ET at the Roosevelt Hotel, New York City.

The goal of the 2010 New York OneMedForum is to connect private and public micro-cap medtech, biotech and health information companies with a global group of active healthcare investors. Companies invited to present have been identified to have an accomplished management team, strong investor support, breakthrough technologies built on strong science and IP portfolios as well as partnership with leading academic institutions.

Interested parties can access a live web cast of the presentation at www.darabiosciences.com under the Investor Relations section. A replay of the presentation will be available at the same location.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical development company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA and are in clinical study. The Company has a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 56 pending applications (U.S. and foreign). The first drug candidate KRN5500 has successfully completed a Phase 2 clinical trial treating cancer patients for neuropathic pain. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned to start during the second half of 2010. The second drug candidate DB959 is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type II diabetes. A Phase 1 clinical study for DB959 is underway and the Company plans to announce results in the second half of 2010. In addition, DARA owns CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DDPIV inhibitors and a diverse library of

Filed Pursuant to Rule 433

Registration No. 333-165884

June 7, 2010

approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the company plans to explore several of these indications.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (919) 872-5578. Alternatively, you may access these documents through the “investor relations” section of the issuer’s website at www.darabio.com.

Contact:	Kevin McGrath Cameron Associates, Inc. 212.245.4577 Kevin@cameronassoc.com